Exhibit 8.2
Siller Wilk LLP
Attorneys at Law
675 Third Avenue
New York, NY 10017-5704
(212) 421-2233
Facsimile: (212) 752-6380
Jack Wilk, Partner
jwilk@sillerwilk.com
Direct Dial: (212) 981-2333

New Jersey Office:	European Office:
121 Summit Avenue	40, rue du Stand
Suite 202	1204 Geneva, Switzerland
Summit, NJ 07901	Telephone: +41 22 322 20 10
Telephone: (908) 273-2490	Facsimile: +41 22 322 20 19
August 6, 2007
FermaVir Pharmaceuticals, Inc.
420 Lexington Avenue, Suite 445
New York, New York 10170
Ladies and Gentlemen:
     We have acted as special tax counsel to FermaVir Pharmaceuticals, Inc., a Florida corporation (“FermaVir”), in connection with the proposed merger (the “Merger”) under the laws of the States of Delaware and Florida of FermaVir with Frost Acquisition Corp., a Delaware Corporation (“Merger Sub”), and a direct wholly-owned subsidiary of Inhibitex Inc., a Delaware Corporation (“Inhibitex”) (with FermaVir continuing as a wholly-owned subsidiary of Inhibitex) pursuant to the Agreement and Plan of Merger and Reorganization (the “Agreement”) dated as of April 9, 2007 among FermaVir, Merger Sub and Inhibitex. This opinion is being delivered in connection with the Registration Statement on Form S-4, which includes the joint proxy statement/prospectus (the “Registration Statement”).
     In rendering our opinion set forth below, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness of the facts, information, representations, covenants and agreements contained in originals documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In addition, we have relied upon the accuracy and completeness of certain statements, representations, covenants and agreement made by FermaVir and Inhibitex, including factual statements and representations in letters from each of Inhibitex and FermaVir (collectively, the “Representation Letters”). For purposes of rendering our opinion, we have assumed that all such statements, representations, covenants and agreements are true and correct without regard to any qualification as to knowledge or belief. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, representations, covenants and agreements set forth in the documents referred to above and the statements, representations, covenants and agreement made by Inhibitex and FermaVir including those set forth in the Representation Letters, and we have assumed that the Representation Letters have been executed by duly authorized officers.
     In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to

FermaVir Pharmaceuticals, Inc.
August 6, 2007

original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of the Agreement and as described in the Registration Statement, and that none of the terms and conditions contained herein will have been waived or modified in any respect prior to the effective time of the Merger.
     In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder (the “Regulations”), pertinent judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have considered relevant, in each case, in effect on the date hereof. It should be noted that such laws, Code, Regulations, judicial decisions, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Registration Statement, the Agreement or the Representation Letters, could affect our conclusions herein. Moreover, there can be no assurance that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.
     Based solely upon the foregoing, we are of the opinion that the description in the Registration Statement, under the heading “Certain U.S. Federal Income Tax Consequences of the Merger-Material United States Federal Income Tax Consequences to FermaVir Stockholders,” to the extent it constitutes descriptions of legal matters or legal conclusions regarding the federal income tax laws of the United States, is a complete and accurate summary of the material United States federal income tax consequences of the Merger to a stockholder of FermaVira, subject to the limitations and qualifications set forth therein. Except as expressly set forth above, we express no opinion to any party as to any tax consequences, whether federal, state, local or foreign, of the Merger or of any transaction related to or contemplated by the Merger. This opinion is delivered to you solely for your benefit in connection with the transaction referred to herein. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
     This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue.

Very truly yours,
/s/ Siller Wilk LLP
SILLER WILK LLP

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